Exhibit 99.1

Liberty Global Reports Fiscal 2015 Results

Rebased Revenue Growth of 4% in Q4, and 3% for the Full Year
Rebased OCF Growth of 6% in Q4, and 4% for the Full Year
Free Cash Flow1 of $2.5 billion in 2015, exceeding guidance
Repurchased $2.3 Billion of Equity, including ~$900 million in Q4
Vodafone JV in the Netherlands to Create National Powerhouse

Denver, Colorado February 15, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results2 for the three months ("Q4") and year ended December 31, 2015 for the Liberty Global Group3 and the LiLAC Group3.

Key highlights for the consolidated operations of Liberty Global plc for full-year 2015
•Organic RGU4 additions of 870,000, including 344,000 in Q4, the best quarter of the year
◦Broadband net adds of 734,000, fueled by speed leadership
◦Video attrition improved materially in H2, as compared to the first half of 2015
•Revenue of $18.3 billion, representing 3% rebased5 growth, including 4% rebased growth in Q4
◦Full-year rebased revenue growth improvements in the U.K. and Belgium
•Rebased OCF6 growth of 4% in 2015, reaching $8.7 billion
◦Full-year result driven by 6% rebased OCF growth in Q4 2015
◦Excluding our Dutch business, rebased OCF growth would have been 5% in 2015
•Operating income of $2.3 billion, up 5% year-over-year
•Adjusted Free Cash Flow ("FCF")1,7 growth of over 20% in '15, exceeding our financial guidance
•Repurchased $2.3 billion of equity in 2015, including approximately $900 million in Q4

Operating and financial highlights for the Liberty Global Group, our European business
•Q4 2015 organic RGU additions of 336,000, including 208,000 broadband additions
◦Led by 126,000 RGU additions in the U.K. and 94,000 in Germany
•U.K. new build on track, added over 250,000 Project Lightning premises in 2015
◦Investment supported record customer growth in the U.K. of 55,000 in Q4
◦New build programs to target over 1.5 million homes in 2016
•Continued investment in cutting-edge technologies and product innovation
◦Added record 1.5 million next-generation8 video subscribers in 2015
•Q4 '15 rebased OCF growth increased to 6%, led by Switzerland/Austria, Germany & U.K./Ireland
◦Q4 rebased revenue growth of 3.5%, including 6% in both the U.K. and Germany
◦Full-year 2015 revenue growth of 3% and rebased OCF growth of 3.5%

•Completed Ziggo reorganization in December; synergies backed 2% rebased OCF growth in Q4
◦Enhanced customer experience with Replay TV, 4G mobile and Ziggo Sport in H2 2015
◦Quality program setting the stage for stabilized revenue performance in 2016
•Balance sheet remains strong
◦Average debt tenor over seven years with net leverage9 of 4.9x at year end
◦Nearly $4.4 billion in total liquidity10 and only 11% of our debt due before 2021

2015 Operating and financial highlights for the LiLAC Group
•Organic RGU additions of 110,000, a fifth straight year of over 100,000 new subscribers
◦Strongest annual broadband subscriber gain in Chile in eight years
◦Delivered customer growth in every quarter, totaling 40,000 additions in 2015
◦Recently raised top speeds to 200 Mbps in Puerto Rico and 160 Mbps in Chile

•	Full-year rebased revenue growth of 7% powered robust financial results across the board
◦2015 OCF of $491 million, representing 8% rebased growth
◦Delivered $87 million in FCF, up 25% year-over-year

•	Finished 2015 with net leverage of 3.9x and minimal debt maturities prior to 2022
◦Decreased fully-swapped borrowing cost11 by 320 bps in 2015 to 6.0% following a series of transactions in H2 2015 relating to a re-strike of our CLP derivative position

CEO Mike Fries stated, "The core drivers of value creation and opportunity in our business have never been better than today. Financial and operating growth in the second half of 2015 was stronger than our first six months of the year across the board, and we are guiding towards even higher growth for 2016 and beyond. These trends are supported by our Liberty 3.012 blueprint, which will enhance revenue and operating cash flow by focusing on B2B13, mobile, network expansion and cost controls over the next three years."
"Europe is a rapidly converging market for fixed and mobile services, and in addition to the completion of our BASE mobile acquisition in Belgium, we are excited to announce today a new 50-50 joint venture with Vodafone in the Netherlands. By combining our best-in-class broadband and video network in the Netherlands with Vodafone's market-leading 4G wireless platform, we are creating a new national champion for Dutch consumers that has the opportunity to realize synergies valued at €3.5 billion14. This is a terrific transaction for Liberty Global shareholders. We valued Ziggo at €14 billion or approximately 11 times 2015 OCF15 and will continue to benefit from 50% of the synergies and free cash flow of the combined businesses. Together with expected proceeds from additional leverage and the pre-closing cash generated by Ziggo, we also expect to generate between €2.5 and €3 billion16 of cash at closing."
"On the operating front in Europe, we reported 3% rebased revenue growth and 4% rebased OCF growth for 2015. Our revenue ramped in the second half of the year, in large part driven by Virgin Media in the U.K. and Unitymedia in Germany, with both markets delivering 6% rebased top-line growth in Q4. Underpinned by the continued success of our pricing strategy, footprint expansion and the strong demand for our increasingly converged products, we expect to deliver 5% to 7% rebased OCF growth in Europe in 2016, excluding our Dutch business Ziggo and the recently acquired BASE, and we also plan to deliver over $2 billion of FCF17. Over the next three years, we are targeting rebased OCF growth of between 7% and 9%18, as we execute our ambitious Liberty 3.0 plans."

"Our Latin American and Caribbean platform also had an eventful year, as we launched our LiLAC tracking stock in July and announced the Cable & Wireless transaction in November. Cable & Wireless will add substantial scale and unlock significant synergies over the next several years and will enhance the already strong growth prospects for a region that is characterized by low broadband and pay-TV penetration. In 2015, LiLAC achieved strong subscriber growth and delivered robust rebased OCF growth of 8%, above our mid-single-digit OCF guidance for the year. Looking ahead, we expect to deliver 5% to 7% rebased OCF growth and limited FCF at LiLAC in 2016, excluding Cable & Wireless."
"Our balance sheet remains in great shape, with $4.9 billion of total liquidity, an average tenor of over seven years, and a record low cost of debt of 4.9%. We generated $2.5 billion of FCF in 2015, an adjusted year-over-year improvement of over 20%1, which exceeded our guidance of mid-teens growth. This strong FCF generation underpinned a record $2.3 billion of stock repurchases last year, and we are pleased to announce an increase to our buyback target of $2.4 billion, upping our remaining amount authorized for repurchases to $4.0 billion by year-end 2017.”
Strategic combination of Ziggo and Vodafone Netherlands
Powerful combination of the best fixed and mobile networks in the Netherlands

Liberty Global and Vodafone Group Plc today announced an agreement to merge their operating businesses in the Netherlands to form a 50:50 joint venture (the “JV”), creating a nationwide integrated communications provider with over 15 million subscribers19. By combining Ziggo’s market-leading Horizon TV product suite, 200 Mbps nationwide broadband internet and extensive Wi-Fi network, together with Vodafone’s market-leading, data-rich 4G mobile propositions, Dutch consumers will enjoy a high-quality customer experience with superior connectivity and entertainment both in and outside the home. In addition, the JV will become a leading national enterprise business that will ensure sustainable competition in the small, medium and large business segments across the Netherlands, which will benefit the overall Dutch economy. The transaction is expected to close around the end of 2016 and is subject to regulatory approvals and consultations with the Works Councils.

We expect this highly complementary combination to enhance the long-term equity value for Liberty Global Group for the following reasons:

•Total cost, capex and revenue synergies with an NPV of ~€3.5 billion14 after integration costs

•	We valued our Ziggo operations at an enterprise value of €14 billion or a premium multiple of ~11x 2015 OCF[15]

•Vodafone will make a cash payment to Liberty Global of €1 billion to equalize ownership in JV

•New joint venture will target leverage of 4.5-5.0x covenant EBITDA20

•Continue to benefit from 50% of growth, synergies, free cash flow21 and recapitalizing proceeds

Subscriber Statistics - Liberty Global Group (Europe)

At the end of Q4 2015, we provided our 25.8 million unique customers with 53.6 million subscription services ("RGUs") across our footprint of 49.2 million homes passed in Europe. On a product level, our RGU base for the Liberty Global Group consisted of 22.8 million video, 16.8 million broadband internet and 14.0 million telephony subscriptions. As compared to December 31, 2014, we increased our total

RGU base by 2%, or 840,000 RGUs, primarily driven by our 760,000 organic RGU additions and, to a lesser extent, various small in-market acquisitions. We ended the year with a bundling ratio of 2.08 RGUs per customer, as 45% of our customers subscribed to a triple-play product, 17% subscribed to a double-play product and 38% subscribed to a single-play product, offering continued up-sell opportunity within our existing customer base.

Geographically, our 2015 organic additions consisted of 412,000 RGUs in Western Europe and 349,000 in Central and Eastern Europe ("CEE"). From a country perspective, our results were again led by our German operations, where we added 316,000 RGUs in 2015, as we successfully balanced subscriber volumes and price increases. Meanwhile, Virgin Media in the U.K. delivered a solid 2015 performance with a total of 219,000 RGU additions, including 126,000 RGUs added in Q4, a quarterly record since we assumed ownership in June 2013. This result was powered by continued strong demand for high broadband speeds and the early benefits from Project Lightning. Moving to Belgium, Telenet added 80,000 RGUs in 2015, driven by the continued traction of its leading "Whop" and "Whoppa" bundles.

Turning to the Netherlands, Ziggo experienced RGU attrition of 203,000 during 2015, including 52,000 in Q4, which was mainly the result of lower sales and higher churn. This decline is due in part to aggressive competition, operational challenges associated with our network and product harmonization and integration work, as well as price increases we initiated across our existing customer base during the year. We believe that our continued focus on video quality and the customer experience, together with the launch of the Ziggo Sport channel in Q4, will put us in a better competitive position in 2016. Rounding out our top five markets, we lost 12,000 RGUs in Switzerland during the year, partly driven by lower sales and elevated churn following our announced average price increase of 3.5% per customer that became effective January 1, 2016. This price increase was supported by continued network investments and product enhancements, such as more HD channels in our basic digital offer, the doubling of broadband speeds for existing subscribers and the expansion of our Replay TV functionality.

From a product perspective, our organic subscriber growth was fueled by 646,000 broadband RGU additions in 2015. During the year, we expanded our speed leadership strategy and launched new top speeds, including up to 500 Mbps in several markets. In the U.K., Virgin Media posted a particularly robust result, delivering 158,000 broadband additions during the year, a 12% year-over-year improvement, due primarily to fall and winter marketing campaigns, the recent launch of its 200 Mbps service and the start of the Project Lightning new build program. Our German operation added 210,000 broadband subscribers, representing lower RGU volume growth as compared to 2014, due largely to the impacts of broadband price increases and higher priced portfolios that were implemented during 2015. Our CEE businesses added 136,000 broadband RGUs during 2015, partially related to a network expansion completed in the second half of 2015. Turning to fixed-line telephony, we added 515,000 subscribers in 2015 organically, slightly below the 566,000 total posted in 2014, as improvements in Romania, the U.K. and Switzerland were more than offset by lower additions in Germany, the Netherlands and Ireland.

On the video front, we lost 400,000 subscribers in 2015. In the CEE region, we saw improved video performance, with a gain of 51,000 RGUs, but this result was more than offset by weaker trends in our Western European markets, in particular the Netherlands where we lost over 200,000 video RGUs. At the same time, we successfully migrated 1.5 million of our legacy video subscribers to one of our next-generation TV platforms in 2015. More specifically, we increased our Horizon TV subscriber base by over 800,000, added over 350,000 TiVo subscribers in the U.K. and nearly 140,000 Digital TV subscribers in Belgium with a Horizon-like user interface, and upgraded over 170,000 legacy boxes to our "Horizon-light" platform in the Czech Republic. There were a number of video innovation milestones that we achieved in 2015, including the successful launch of Replay TV in the Netherlands, Switzerland and Ireland, the expansion of our multi-screen TV viewing services across all 12 of our European markets and the enhancement of out-of-home video capabilities. As of the end of 2015, 29% of our total video base subscribed to one of our next-generation platforms, an increase from 22% at the end of 2014. At December 31, 2015, we had 14.2 million enhanced video subscribers22, representing enhanced video penetration23 of 65%, and 7.7 million basic video subscribers.

With respect to our wireless business in Europe, we finished 2015 with 4.7 million mobile subscribers24.
During 2015, we added 425,000 total postpaid subscribers, partially offset by a loss of 188,000 low-ARPU25 prepaid subscribers. This net growth of 237,000 mobile subscribers was led by our Western European operations, which added 218,000 subscribers. At Telenet, we added 107,000 mobile subscribers during the year, eclipsing the one million mark during Q4, primarily as a result of our "Family Deal" proposition launched in April 2015 and the initiation of split-contracts26 in Q3. In the Netherlands, Germany and Switzerland we added 57,000, 46,000 and 24,000 total mobile subscribers, respectively. In the U.K., we lost 37,000 mobile subscribers during the year, as our postpaid gains of 151,000 were less than the aforementioned prepaid subscriber losses. Our postpaid result in this market was driven by the popularity of our SIM-only contracts and Freestyle mobile proposition in the U.K. From an innovation standpoint, we successfully launched our 4G services in Switzerland and the Netherlands in September and October, respectively, along with a full-MVNO launch in Ireland in October. During 2016, we expect to deploy 4G services in additional markets and, in combination with a targeted fixed-mobile convergence strategy, we see ample opportunity for mobile growth ahead of us.

Revenue - Liberty Global Group (Europe)
Revenue attributed to the Liberty Global Group for the three months and year ended December 31, 2015 remained relatively flat at $4.3 billion and $17.1 billion, respectively, as compared to the corresponding prior year periods. For both periods, our reported results were primarily driven by the contribution from Ziggo and, to a lesser extent, our organic revenue growth. These positive factors were nearly offset by negative foreign currency ("FX") movements related to the strengthening of the U.S. dollar against all of our functional currencies. When adjusting to neutralize the impact of acquisitions, dispositions and FX, our operations attributed to the Liberty Global Group achieved year-over-year rebased revenue growth of 3.5% and 3% during the Q4 and full-year 2015 periods, respectively.
Our Q4 and full-year 2015 rebased growth rates both included the net effects of certain non-recurring and non-operational items, the most significant of which were: (i) the net positive impacts of $32 million and $116 million, respectively, from the upfront recognition of mobile handset revenue in connection with our split-contract26 programs in the U.K. and Belgium, (ii) the negative impacts of $19 million and $101 million, respectively, of increased VAT obligations, composed of $15 million and $85 million, respectively, in the U.K. and $4 million and $16 million, respectively, at our direct-to-home ("DTH") business, (iii) the favorable impacts of $5 million and $23 million, respectively, of higher amortization of deferred upfront fees on B2B contracts in the U.K., (iv) increases in revenue due to an $18 million benefit recorded in the U.K. during the fourth quarter of 2015 related to the settlement of disputes with mobile operators over amounts charged for voice traffic, including $16 million related to years prior to 2015 and (v) the $12 million negative impact of a Q1 2014 favorable revenue settlement in Germany impacting the full-year comparison.
In terms of our products, the success of broadband internet continued to fuel our overall rebased revenue results throughout 2015. Other key areas of growth came from B2B (including SOHO) and mobile (including interconnect and handset sales), delivering improved 2015 rebased revenue growth rates of 9% and 15%27, respectively, as compared to 2014. These growing business lines represented 11% and 8% of our total 2015 revenue, respectively.
Geographically, we generated 3% rebased revenue growth in Western Europe in 2015, while our CEE operations delivered 1% rebased revenue growth in each of the Q4 and full-year 2015 periods. The rebased results of CEE for both periods were similar to last year's results, led by Romania, Hungary and Poland, and were mainly driven by volume gains across the region, partially offset by declines in ARPU.
Turning back to Western Europe, which represents over 90% of Liberty Global Group's revenue, our 2015 top-line rebased growth of 3% was led by Belgium and Germany, each delivering 6% rebased revenue growth. As compared to 2014, Belgian rebased revenue growth improved by two percentage points, primarily due to an increase in subscribers, higher ARPU per RGU and growth in our mobile and B2B businesses. Germany repeated its 2014 performance with 6% rebased revenue growth, although in 2015 our growth was more balanced between price and volume. Moving to our largest operation, Virgin Media in the U.K. and Ireland produced 4% revenue growth on a rebased basis for the year ended December 31, 2015. Of particular note, the U.K. delivered 6% rebased revenue growth in Q4 2015, its third consecutive quarter of improved growth and our best quarterly rebased result since we acquired the business in 2013. The growth in the U.K. for Q4 and the full-year was fueled by higher cable subscription revenue from subscriber growth and ARPU per RGU improvements, the net benefit from higher mobile handset sales and higher B2B revenues.
Our Swiss/Austrian operation delivered 3% rebased revenue growth during 2015, driven by an increase in cable subscription revenue and increasing momentum in our B2B and mobile businesses. Finally, our rebased revenue growth in Europe was negatively impacted by our operations in the Netherlands, especially in the second half of 2015. For full-year 2015, Ziggo experienced a 2% rebased revenue decline, primarily due to the previously-mentioned challenges in the Dutch market. While Ziggo reported a year-over-year Q4 rebased revenue contraction of 3%, Q4 local currency revenue stabilized relative to Q3 2015. Looking forward to 2016, we expect that our continued investment in our product suite, enhanced customer service and positive momentum in our mobile and B2B operations will stabilize our top-line in the Netherlands.
Operating Cash Flow - Liberty Global Group (Europe)
For the three months and year ended December 31, 2015, our reported OCF increased 3% to $2.1 billion and 2% to $8.2 billion, respectively, as compared to the corresponding prior-year periods. Our reported Q4 increase was primarily driven by the net effect of organic OCF growth, the inclusion of Ziggo and the negative effects of FX movements. With respect to the full-year 2015 period, the principal OCF contributors were acquisitions, mainly Ziggo, and organic OCF growth. This result was partially offset by negative FX headwinds during the period. From a rebased perspective, the operations attributed to the Liberty Global Group reported 6% and 3.5% OCF growth, respectively, for the three months and full year ended December 31, 2015.
Our full-year rebased OCF growth included the net positive impact of the aforementioned revenue items and the net negative impact of certain items that impacted our expenses, the most significant of which were: (i) $28 million of additional integration-related expenses, primarily in the Netherlands and Belgium and (ii) $20 million of Liberty 3.0 program costs within our corporate category. In terms of our Q4 rebased OCF performance, our growth rate included the aforementioned net favorable revenue items, the positive impact of synergies related to our Ziggo integration and the adverse impacts of $5 million in integration costs related to the acquisition of BASE Company ("BASE") and $3 million in incremental costs related to our Liberty 3.0 program.

From a geographic perspective, our Western European operations reported 5% rebased OCF growth for full-year 2015, including rebased OCF growth of 7% in Q4. Our full-year growth in Western Europe was partially offset by a 3% rebased OCF contraction in the CEE region and higher year-over-year central and other costs. Our CEE performance was negatively affected by the recurring $16 million increase in annual VAT payments related to our Luxembourg-based DTH operation that took effect on January 1, 2015.

In Western Europe, our 2015 performance was led by our operation in Germany, which generated 7% rebased OCF growth in 2015, including 11% in Q4 2015. This performance was primarily driven by the aforementioned revenue growth, while Q4 also benefited from a decrease in sales and marketing costs. In the U.K./Ireland, we delivered 6% rebased OCF growth in 2015, including 7% in Q4 2015. These results were primarily driven by U.K. top-line growth, cost savings and efficiencies. These positive factors were partially offset by increases in certain operating costs, including programming and mobile handset costs. With respect to our operations in Switzerland/Austria and Belgium, our full-year 2015 rebased OCF growth of 6% for both segments was delivered largely through the aforementioned revenue drivers. Of note, our Switzerland/Austria operation delivered 13% rebased OCF growth in Q4 2015. This growth was driven by revenue increases, lower staff-related costs, lower network-related costs, lower marketing spend related to the impact of higher spend in Q4 2014 associated with our MyPrime and mobile campaigns and lower rent expense due to the impact of costs incurred in Q4 2014 associated with the relocation of our Swiss office.

Rounding out Western Europe, Ziggo reported an increase in rebased OCF of 2% in Q4 and a decline of 2% during 2015. The full-year 2015 decline is primarily due to the aforementioned revenue contraction. Our Segment OCF in the Netherlands during Q4 was $10 million higher than the third quarter of 2015 and the highest of any quarter during 2015, mainly as a result of cost controls and delivery on the synergy plan. For the year ended December 31, 2015, we incurred $29 million of integration related costs, but these expenses were more than offset by synergy benefits, which were primarily driven by FTE savings.

The Liberty Global Group reported OCF margins28 of 48.2% and 47.9%, respectively, for the three months and year ended December 31, 2015. These represent margin improvements of 160 and 70 basis points, respectively, compared to the 46.6% and 47.2% margins we reported for the corresponding prior year periods.

Property and Equipment Additions - Liberty Global Group (Europe)
The Liberty Global Group reported property and equipment ("P&E") additions29 of $3,910 million or 22.9% of revenue in 2015, as compared to $3,653 million or 21.4% of revenue in 2014. The increase in absolute P&E additions was due principally to an increase associated with the acquisition of Ziggo as well as higher spend for line extensions, new builds and upgrade projects. These increases were partially offset by the impact of the strengthening of the U.S. dollar against all of our European currencies. In terms of our 2015 P&E additions by category, 47% pertained to line extensions, upgrade and rebuild and scalable infrastructure, 27% was related to customer premises equipment ("CPE") and 26% was related to support capital.

For 2016, we expect our property and equipment additions as a percentage of our revenue will range from 25% to 27%. As part of our Liberty 3.0 program, we are planning to build over 1.5 million homes in 2016, including the U.K. (over 500,000), Germany (over 200,000), and the CEE region (over 600,000).
Free Cash Flow - Liberty Global Group (Europe)
We reported Free Cash Flow attributable to the Liberty Global Group of $2.4 billion, a 16% year-over-year increase, as compared to the $2.1 billion we reported in 2014. This improvement is attributable to the effect of lower interest rates, our organic OCF growth, the inclusion of Ziggo and benefits from our vendor financing program. The impact of these increases was partially offset by trade working capital outflows, the adverse impact of FX and higher tax payments.

Leverage, Liquidity & Shares Outstanding - Liberty Global Group (Europe)
We ended 2015 with attributed total third-party debt30 of $44.7 billion and cash and cash equivalents of $708 million for the Liberty Global Group. As compared to the previous quarter, our reported long-term debt balance remained flat.

Excluding $2.4 billion of debt backed by shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp., the Liberty Global Group's consolidated adjusted gross and net leverage ratios were 5.0x and 4.9x, respectively, at December 31, 2015. The Liberty Global Group's average tenor of third-party debt was over seven years at the end of 2015, only 11% of which is due before 2021. At December 31, 2015, our blended fully-swapped borrowing cost of such debt was 4.8%, a 110 basis point improvement as compared to 5.9% at year end 2014. This reduction is mainly attributable to over $9 billion of debt refinancings that we undertook in 2015.
Our consolidated liquidity position at the end of 2015 was $4.4 billion, including $708 million of cash, and the aggregate maximum undrawn commitments under our credit facilities31 of $3.7 billion.
At February 4, 2016, we had 844 million Liberty Global Group shares outstanding, including 253 million Class A ordinary shares, 10 million Class B ordinary shares and 581 million Class C ordinary shares.

Subscriber Statistics - LiLAC Group
At the end of Q4 2015, we provided our 1.7 million unique customers with 3.5 million subscription services across our cable footprint of 4.1 million homes passed within Chile and Puerto Rico. In 2015, we continued our strong track record of customer growth, as we added over 40,000 customers organically, a 24% increase over 2014 organic growth. In terms of RGUs, we increased our subscriber base by 266,000 RGUs, powered by a 37% year-over-year increase in broadband additions. This result included 156,000 RGUs from the acquisition of Choice in Puerto Rico and 110,000 organic RGU additions (88,000 broadband, 14,000 telephony and 8,000 video). As a result, we finished 2015 with an RGU base consisting of 1.3 million video, 1.3 million broadband internet and 0.9 million telephony subscriptions.
Geographically, our Chilean operation contributed 80,000 RGUs, an increase of 7% year-over-year, fueled by strong broadband additions. We added 71,000 broadband RGUs in 2015, our strongest in eight years, due in part to the introduction of our popular “Vive Más” bundles, featuring rich HD channel line-ups and market-leading broadband speeds. Further extending our competitive advantage, we recently boosted our Vive Más speeds to 80 Mbps (December 2015) and top broadband speed to 160 Mbps (February 2016). Rounding out our triple-play products in Chile, we added 13,000 video RGUs and lost 4,000 telephony RGUs in 2015. On the video front, we added video subscribers for the eleventh year in a row. We expanded our HD line-up early in 2015 and in the fourth quarter we selectively introduced our next-generation video-on-demand user interface, which we are targeting to be fully rolled-out by the middle of 2016. Additionally, we will begin deploying Horizon TV during 2016 and we expect to continue to invest in product innovation to enhance the customer experience.
Turning to Puerto Rico, we added 30,000 RGUs in 2015, including 8,000 in Q4. From a product perspective, we added 17,000 RGUs in each of broadband and telephony, while losing 5,000 video subscribers during 2015. Our RGU growth was driven in part by our strategy to drive bundled services to our customer base, including our newly acquired Choice customers, which have been historically more focused on single-play broadband services. Similar to our Chilean operation, we are excited about our product portfolio and the competitive advantage that we expect to have in the marketplace. During 2016, we plan to significantly increase customer broadband speeds, with a new top speed of 200 Mbps, as well as expand the HD line-up and implement harmonized product portfolios across our entire footprint.
In addition to our residential triple-play business, we continued to grow our mobile subscriber base in 2015, adding 22,000 mobile subscribers during the year in Chile. This year-over-year increase consisted of a 30,000 postpaid subscriber gain and a loss of 9,000 prepaid subscribers. During Q4, we lost 2,000 mobile subscribers, bringing our total mobile subscribers at year end to 132,000. The competitive landscape in the second half of 2015 intensified with the emergence of an aggressive, low-priced competitor. We expect that the Chilean mobile market will remain highly competitive in 2016.

Revenue - LiLAC Group
The LiLAC Group reported revenue of $309 million and $1.2 billion for the three months and year ended December 31, 2015, respectively. This represents increases of 4% in Q4 and 1% for the twelve-month period, as compared to the corresponding prior-year periods. Our reported increases for both the Q4 and full-year 2015 periods include the positive impacts of organic revenue growth and the inclusion of Choice in Puerto Rico. These increases were offset by the negative impact of FX movements related to declines of the Chilean peso against the U.S. dollar of 17% and 15%, respectively. When adjusting to neutralize for the impact of the Choice acquisition and FX, the businesses attributed to the LiLAC Group delivered year-over-year rebased revenue growth of 7% in both the Q4 and full-year 2015 periods.

Our Chilean operation reported rebased revenue growth of 7% for full-year 2015, including 8% in Q4, our strongest quarterly result in over two years. Our rebased performance in both periods was driven by cable subscription and mobile revenue growth, resulting from a combination of volume growth and improved ARPU per RGU. Of note, the revenue increase during the 2015 period is net of adjustments to reflect the retroactive application of proposed tariff reductions on ancillary services and fixed-line termination rates. These adjustments reduced our full-year 2015 revenue at VTR by approximately $6 million.

In Puerto Rico, we ended the year with revenue growth of 6% on a rebased basis, including 5% growth in Q4. The principal growth drivers for both periods include the net impact of our subscriber gains, ARPU declines and the robust growth in our B2B business (including SOHO), which generated rebased revenue growth in excess of 20% in 2015.

Operating Cash Flow - LiLAC Group

For the three months and year ended December 31, 2015, the operations attributed to the LiLAC Group reported OCF decreases of 1% to $127 million and an OCF increase of 3% to $491 million, respectively, as compared to the corresponding prior year periods. The LiLAC Group's reported Q4 and full-year OCF growth was primarily driven by organic growth and the Choice acquisition. These results were partially offset by the aforementioned negative impact of FX and the adjustments related to the tariff reductions noted above. On a rebased basis, we delivered 2% year-over-year OCF growth in Q4 and 8% year-over-year OCF growth for full-year 2015.

From a country perspective, Chile reported 7% rebased OCF growth for the year ended December 31, 2015, including flat performance in Q4. Our rebased results for both Q4 and the full-year were adversely impacted by the $5.7 million (CLP 3.4 billion) unfavorable impact of a nonrecurring adjustment recorded in Q4 2014 related to the reassessment of certain accrued liabilities, as well as the negative impacts of costs denominated in U.S. dollars. We estimate that the impact of this non-functional currency spend reduced our OCF on a year-over-year basis by approximately $3 million and $8 million for the three months and year ended December 31, 2015.

Rounding out our LiLAC Group operations, Puerto Rico generated rebased OCF growth of 10% in 2015, including 7% in Q4, driven in part by the aforementioned revenue growth and disciplined cost controls.

On a year-over-year basis, the LiLAC Group's reported OCF margin decreased by 200 basis points to 41.2% in Q4 and increased 70 basis points to 40.3% for full-year 2015. The full-year improvement is supported by revenue growth and improved operational leverage, while the Q4 decrease is largely attributable to the aforementioned Q4 2014 nonrecurring adjustment.

Property and Equipment Additions - LiLAC Group
For fiscal 2015, operations attributed to the LiLAC Group reported P&E additions of $227 million or 19% of revenue, as compared to $256 million or 21% of revenue in 2014. The decrease in absolute P&E additions was primarily related to the depreciation of the Chilean peso against the U.S. dollar and lower spend on support capital, scalable infrastructure and CPE. The inclusion of our Choice acquisition in Puerto Rico for seven months in 2015 partially offset this decline. In terms of our 2015 capital allocation, 49% of our full-year spend was related to CPE, 33% to scalable infrastructure, line extensions and upgrade/rebuild activity and 18% to support capital, including IT upgrades and general support systems.

Looking ahead to 2016, we expect our property and equipment additions as a percentage of revenue to range from 21% to 23%, an increase over the prior year that is mainly due to our plans to substantially increase our new build and upgrade program. In this regard, we are currently targeting over 150,000 homes to be connected to our networks or to be upgraded to two-way service in 2016, a near doubling from 2015. We believe this higher level of investment will drive future growth and generate attractive returns to our shareholders.

Free Cash Flow - LiLAC Group
On a reported basis, we generated $87 million of FCF in 2015 for the operations attributed to the LiLAC Group, as compared to $70 million in 2014, representing a 25% year-over-year improvement. The positive variance was mainly attributable to organic OCF growth and trade working capital improvement. This result was partially offset by higher interest and related derivative payments. The higher payments were directly attributable to interest and related derivative payments of approximately $67 million in January 2015 on the $1.4 billion in bonds at VTR Finance B.V., as similar payments were not required to be made in the corresponding Q1 2014 period.

Leverage, Liquidity & Shares Outstanding - LiLAC Group
At December 31, 2015, we had total third-party debt attributed to the LiLAC Group of $2.3 billion and cash and cash equivalents of $275 million. As compared to September 30, 2015, the carrying value of our debt attributed to the LiLAC Group was largely unchanged, while the cash balance attributed to the LiLAC Group improved by $36 million.

The average tenor of our third-party debt attributed to the LiLAC Group at the end of Q4 2015 was over seven years, with minimal maturities prior to 2022, and our blended fully-swapped borrowing cost of such debt was 6.0%, as compared to 9.2% at the end of 2014. This substantial decrease was directly attributable to a re-striking of all of the derivatives associated with VTR's $1.4 billion principal amount of senior secured notes during the second half of 2015. The net impact of these transactions resulted in a reduction in the annual swapped coupon that we pay going forward, with the notional amount of our leverage on a swapped basis at the Chilean credit pool increasing from CLP 760 billion to CLP 951 billion. The gross and net leverage ratios associated with the debt attributed to the LiLAC Group were 4.5x and 3.9x, respectively, at the end of 2015.

At February 4, 2016, we had 44 million LiLAC shares outstanding, including 13 million Class A ordinary shares, 0.5 million Class B ordinary shares and 31 million Class C ordinary shares.

Profit Forecast for Liberty Global for the Year ending December 31, 2016

Liberty Global is currently in an offer period (as defined in the City Code on Takeovers and Mergers (the “Code”)) with respect to Cable & Wireless Communications Plc ("Cable & Wireless"). Accordingly, pursuant to the requirements of Rule 28 of the Code, by publishing an ordinary course "profit forecast" in this release Liberty Global is required to include a statement by the Directors that such profit forecast is valid. In addition, we must include in this release a confirmation by our Directors that the profit forecast has been properly compiled on the basis of the assumptions stated and that the basis of accounting used is consistent with Liberty Global’s accounting policies.
As noted in the release, Liberty Global today is providing full-year 2016 financial guidance targets, which includes the following statements:
•Full-year guidance of 5% to 7% rebased OCF growth, for Liberty Global Group, excluding the
Netherlands and BASE
•Full-year guidance of 5% to 7% rebased OCF growth for LiLAC Group, excluding Cable & Wireless

While our OCF measure should not be considered a measurement of profit, the above statements for the year ending December 31, 2016, constitute "profit forecasts" for the purposes of the Code (the “Liberty Global Profit Forecast”). Please see pages 17 and 20 for our Operating Cash Flow (“OCF”) definition and the required reconciliation and how we calculate rebased growth rates.
The Liberty Global Profit Forecast has been prepared on a basis consistent with the accounting policies for Liberty Global, which are in accordance with generally accepted accounting standards in the U.S. and those which Liberty Global anticipates will be applicable for the full year ending December 31, 2016. Liberty Global has prepared the Liberty Global Profit Forecast based on audited financial results for the year ended December 31, 2015, and an internal management forecast to December 31, 2016.
In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the profit forecast is based are included below. Our 2016 guidance for Liberty Global Group mentioned above excludes our Dutch business Ziggo and the recently acquired BASE in Belgium, whereas the 2016 guidance for LiLAC Group excludes Cable & Wireless. In accordance with Rule 28.4(c) of the Code, there is a clear distinction made between assumptions which the Directors of Liberty Global (or other members of Liberty Global’s management) can influence and those which they cannot influence.
Factors outside the influence or control of Liberty Global and its Directors:
•economic and business conditions and industry trends in the countries in which we operate;

•the competitive environment in the industries in the countries in which we operate, including competitor responses to our products and services;
•fluctuations in currency exchange rates and interest rates;
•instability in global financial markets, including sovereign debt issues and related fiscal reforms;
•consumer disposable income and spending levels, including the availability and amount of individual consumer debt;
•changes in consumer television viewing preferences and habits;
•consumer acceptance of our existing service offerings, including our digital video, broadband internet, fixed-line telephony, mobile and business service offerings, and of new technology, programming alternatives and other products and services that we may offer in the future;
•changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.K., U.S. or in other countries in which we operate;
•changes in laws and government regulations that may impact the availability and cost of capital and the derivative instruments that hedge certain of our financial risks;
•the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; and
•events that are outside of our control, such as political unrest in international markets, terrorist attacks, malicious human acts, natural disasters, pandemics and other similar events.

Factors within the influence or control of Liberty Global and its Directors:
•our ability to maintain or increase the number of subscriptions to our digital video, broadband internet, fixed-line telephony and mobile service offerings and our average revenue per household;
•our ability to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers;
•there will be no material change in the present management or control of Liberty Global or its existing operational strategy; and
•Liberty Global’s accounting policies will be consistently applied in the financial year to December 31,
2016.

The Directors of Liberty Global have considered the Liberty Global Profit Forecast and confirm that it is valid as at the date of this document and has been properly compiled on the basis of the assumptions set out above and that the basis of the accounting used is consistent with Liberty Global’s accounting policies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our operations, strategies, future growth prospects and opportunities (in particular with respect to upselling and bundling of products); our expected OCF growth and FCF in the future; property and equipment additions as a percentage of revenue, including the expected increase in such percentages as a result of new build opportunities; Liberty 3.0, including plans and expectations with respect to new build and network extensions; the pending acquisition of Cable & Wireless and joint venture in the Netherlands and the anticipated benefits, costs and synergies in connection therewith; the timing of proposed transactions; the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including higher broadband speed rollouts, expansion and launches of next-generation video services and new channels; our mobile and B2B strategies; our expectations with respect to improved performance in the Netherlands and the anticipated drivers thereof; the strength of our balance sheet and tenor of our third-party debt; expectations with respect to our share buyback program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; our ability to access cash of our subsidiaries and the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network extension; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at December 31, 2015. In addition, we served five million mobile subscribers and offered WiFi service across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Tim Burt	+44 20 7240 2486
John Rea	+1 303 220 4238

_______________________________________
1 The adjusted growth rate for our FCF is based on (i) our reported 2014 FCF plus the pre-acquisition FCF of Ziggo, with the combined amount further adjusted to reflect the new Ziggo capital structure and the change in our FCF definition, and (ii) our reported 2015 FCF, adjusted to reflect the FX rates that were in effect when we provided our 2015 FCF guidance.

[2]
We sold substantially all of our legacy content business on January 31, 2014 (the "Chellomedia Sale"). Accordingly, we have presented the disposed business as a discontinued operation for the year ended December 31, 2014.

[3]
On July 1, 2015, Liberty Global completed the "LiLAC Transaction" pursuant to which each holder of Liberty Global’s then-outstanding ordinary shares remained a holder of the same amount and class of new Liberty Global ordinary shares and received one share of the corresponding class of LiLAC ordinary shares for each 20 then-outstanding Liberty Global ordinary shares held as of the record date for such distribution, with cash issued in lieu of fractional LiLAC ordinary shares. The Liberty Global ordinary shares following the LiLAC Transaction and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to reflect or “track” the economic performance of the Liberty Global Group and the LiLAC Group (each as defined and described below), respectively. For more information regarding the tracking shares, see note 1 to our consolidated financial statements included in our annual report on Form 10-K filed on February 12, 2016 (the "10-K"). “Liberty Global Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding BV, Telenet and Ziggo Group Holding. “LiLAC Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it VTR and Liberty Puerto Rico.

[4]
Please see page 29 for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[5]	Please see page 17 for information on rebased growth.

[6]	Please see page 20 for our Operating Cash Flow ("OCF") definition and the required reconciliation.

[7]	Please see page 23 for information on Free Cash Flow (“FCF”) and the required reconciliations.

[8]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with Horizon-like user interface (in Belgium) as well as Horizon Light set-top boxes.
9    Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed by the shares we hold in Sumitomo Corp., ITV plc and Lions Gate Entertainment Corp.

[10]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[11]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[12]
During 2015, we initiated our “Liberty 3.0” program, which is a comprehensive plan to drive top-line growth while maintaining tight cost controls. The Liberty 3.0 program seeks to capitalize on revenue opportunities associated with extensions of our network, mobile and B2B, together with the realization of greater efficiencies by leveraging our scale more effectively. Underpinning this program is a commitment to customer centricity, which we believe is key to succeeding in an ever more demanding consumer market. We expect this transformation to occur over the next several years and, as with any program of this magnitude, the benefits are expected to materialize over time. We believe that the successful implementation of Liberty 3.0 will, beginning in 2017, lead to consolidated organic growth rates for revenue and OCF that are meaningfully higher than our recent consolidated organic growth rates.

[13]	Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred non-recurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin
Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred revenue is accounting for $5 million and $23 million of the increases in Liberty Global Group's total B2B revenue for the three months and year ended December 31, 2015, respectively.

[14]
The total NPV of synergies of €3.5 billion is calculated after considering integration costs and includes revenue synergies with an estimated net present value (“NPV") of €1.0 billion and operating and capital cost synergies with an estimated NPV of €2.5 billion. The full annual run-rate amount for the operating and capital cost synergies of €280 million (including at least €240 million of operating cost synergies) is expected to be achieved during the fifth full year after closing. To achieve these synergies, the JV expects to incur approximately €350 million of integration costs, most of which will be incurred in the first three years post completion.

15
The multiple is calculated by dividing a pre-synergy enterprise value for Ziggo of €14 billion by the adjusted segment OCF of Ziggo and Sport1 for the year ended December 31, 2015 of €1,272 million. The adjusted Segment OCF of Ziggo and Sport1 was calculated by deducting (i) estimated recharges from Liberty Global to the Joint Venture of €81 million from (ii) the actual combined segment OCF of Ziggo and Sport1 of €1,352 million for the year ended December 31, 2015.

[16]
The range of cash to be received at closing of €2.5 billion to €3.0 billion includes the €1.0 billion estimated equalization payment from Vodafone and the assumed combined proceeds of €1.5 billion to €2.0 billion from pre-closing cash generated by Ziggo and our share of the proceeds from additional joint venture leverage. The actual proceeds from additional leverage will depend on the actual pre-closing performance of the businesses to be contributed to the joint venture and capital market conditions at closing. The assumed proceeds from the pre-closing cash to be generated by Ziggo is based on budgeted cash flows for Ziggo and assumes that the transaction will close at or around December 31, 2016.

[17]	Our FCF guidance for 2016, which includes the Netherlands, but excludes BASE and Cable & Wireless, is based on FX rates at the date of this release.

[18]
Our three-year OCF guidance of 7% to 9% growth excludes Ziggo, Cable & Wireless and BASE and is intended to be calculated as a compound annual growth rate in 2018 with 2015 as the base year, after adjusting for acquisitions, dispositions, FX and other factors that may affect the comparability of 2018 and 2015 results.

[19]	Represents combined revenue generating units of Liberty Global and Vodafone (as defined by each) as at December 31, 2015.

[20]	Covenant EBITDA is calculated in accordance with Ziggo’s third-party debt agreements.

[21]	The JV agreement provides for the equal distribution of all available cash, subject to minimum cash balance, between Vodafone and Liberty Global

[22]	Enhanced Video Subscriber - please see page 29 for our Enhanced Video Subscriber definition.

[23]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[24]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[25]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Group and LiLAC Group are not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship.

[26]
In the U.K. and Belgium, we now offer our customers the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("split-contract programs"). Revenue associated with handsets sold under our split-contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our split-contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

[27]
Liberty Global Group's 11.5% and 15% rebased mobile revenue growth for Q4 and the full-year 2015, respectively includes the positive impact of our split-contract programs in the U.K. and Belgium, as further described in footnote 26. Our split-contract programs in the U.K. and Belgium had a net positive effect on our mobile subscription and handset revenue of $31.6 million in Q4 2015 and $115.5 million in full-year 2015. The net positive effect of the split-contract programs is comprised of (i) increases to handset revenue of $42.5 million and $157.1 million and (ii) decreases to mobile subscription revenue of $10.9 million and $41.6 million during Q4 2015 and the full-year 2015, respectively.

[28]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[29]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[30]	Total debt includes capital lease obligations.

[31]
Our aggregate unused borrowing capacity of $3.9 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.7 billion attributed to the Liberty Global Group and $231 million attributed to LiLAC Group. Upon completion of the relevant December 31, 2015 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $3.5 billion. This consists of $3.3 billion attributed to the Liberty Global Group and $231 million attributed to the LiLAC Group.

Balance Sheets, Statements of Operations and Statements of Cash Flows

The consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-K. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-K.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three months and year ended December 31, 2015, as compared to the corresponding prior-year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B and mobile services. For detailed information regarding the composition of our reportable segments, including information regarding a change to our reportable segments that we made during the second quarter of 2015, see note 18 to our consolidated financial statements included in our 10-K.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2015, we have adjusted our historical revenue and OCF for the three months and year ended December 31, 2014 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2014 and 2015 in our rebased amounts for the three months and year ended December 31, 2014 to the same extent that the revenue and OCF of such entities are included in our results for the three months and year ended December 31, 2015, (ii) remove intercompany eliminations for the applicable periods in 2014 to conform to the presentation during the 2015 periods following the disposal of the Chellomedia operations, which resulted in previously eliminated intercompany costs becoming third-party costs, (iii) exclude the pre-disposition revenue and OCF of "offnet" subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first half of 2015 from our rebased amounts for the three months and year ended December 31, 2014 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the three months and year ended December 31, 2015, (iv) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the three months and year ended December 31, 2014 to the same extent that the revenue and OCF from this partner network is excluded from our results for the three months and year ended December 31, 2015, (v) exclude the pre-disposition revenue, OCF and associated intercompany eliminations of Film1, which was disposed in the third quarter of 2015, from our rebased amounts for the three months and year ended December 31, 2014 to the same extent that the revenue, OCF and associated intercompany eliminations are excluded from our results for the three months and year ended December 31, 2015 and (vi) reflect the translation of our rebased amounts for the three months and year ended December 31, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three months and year ended December 31, 2015. We have included Ziggo, Choice and two small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended December 31, 2014. We have included Ziggo, Choice and four small entities in whole or in part in the determination of our rebased revenue and OCF for the year ended December 31, 2014. We have reflected the revenue and OCF of the acquired entities in our 2014 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Revenue	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,804.4	$1,802.3	$2.1	0.1	5.3
The Netherlands	672.6	562.5	110.1	19.6	(3.0)
Germany	607.1	655.1	(48.0)	(7.3)	5.7
Belgium	505.5	547.1	(41.6)	(7.6)	5.4
Switzerland/Austria	432.2	445.0	(12.8)	(2.9)	2.1
Total Western Europe	4,021.8	4,012.0	9.8	0.2	3.5
Central and Eastern Europe	265.0	299.1	(34.1)	(11.4)	1.4
Central and other	(1.7)	(7.6)	5.9	N.M.	*
Total European Operations Division	4,285.1	4,303.5	(18.4)	(0.4)	3.5
Corporate and other	8.4	15.8	(7.4)	(46.8)	*
Intersegment eliminations	(3.6)	(2.4)	(1.2)	N.M.	*
Total Liberty Global Group	4,289.9	4,316.9	(27.0)	(0.6)	3.5
LiLAC Group:
Chile	204.2	219.7	(15.5)	(7.1)	8.4
Puerto Rico	105.1	78.5	26.6	33.9	4.6
Total LiLAC Group	309.3	298.2	11.1	3.7	7.1
Inter-group eliminations	—	0.1	(0.1)	N.M.	*
Total	$4,599.2	$4,615.2	$(16.0)	(0.3)	3.8

* - Omitted; N.M. - Not Meaningful

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
Revenue	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$7,058.7	$7,409.9	$(351.2)	(4.7)	3.9
The Netherlands	2,745.3	1,498.5	1,246.8	83.2	(1.7)
Germany	2,399.5	2,711.5	(312.0)	(11.5)	5.9
Belgium	2,021.0	2,279.4	(258.4)	(11.3)	6.1
Switzerland/Austria	1,758.2	1,846.1	(87.9)	(4.8)	2.9
Total Western Europe	15,982.7	15,745.4	237.3	1.5	3.4
Central and Eastern Europe	1,066.6	1,259.5	(192.9)	(15.3)	1.3
Central and other	(5.4)	(7.1)	1.7	N.M.	*
Total European Operations Division	17,043.9	16,997.8	46.1	0.3	3.2
Corporate and other	42.3	70.8	(28.5)	(40.3)	*
Intersegment eliminations	(23.5)	(24.9)	1.4	N.M.	*
Total Liberty Global Group	17,062.7	17,043.7	19.0	0.1	3.2
LiLAC Group:
Chile	838.1	898.5	(60.4)	(6.7)	6.9
Puerto Rico	379.2	306.1	73.1	23.9	6.1
Total LiLAC Group	1,217.3	1,204.6	12.7	1.1	6.6
Total	$18,280.0	$18,248.3	$31.7	0.2	3.4

* - Omitted; N.M. - Not Meaningful

	Three months ended		Increase		Increase
	December 31,		(decrease)		(decrease)
OCF	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$816.2	$802.4	$13.8	1.7	7.1
The Netherlands	392.0	314.4	77.6	24.7	1.7
Germany	390.3	400.7	(10.4)	(2.6)	11.0
Belgium	224.2	247.1	(22.9)	(9.3)	3.5
Switzerland/Austria	262.0	242.2	19.8	8.2	13.3
Total Western Europe	2,084.7	2,006.8	77.9	3.9	7.1
Central and Eastern Europe	118.5	133.9	(15.4)	(11.5)	0.9
Central and other	(74.6)	(68.2)	(6.4)	N.M.	*
Total European Operations Division	2,128.6	2,072.5	56.1	2.7	6.2
Corporate and other	(62.9)	(61.9)	(1.0)	(1.6)	*
Total Liberty Global Group	2,065.7	2,010.6	55.1	2.7	6.3
LiLAC Group:
LiLAC Division:
Chile	82.0	95.9	(13.9)	(14.5)	—
Puerto Rico	46.5	33.5	13.0	38.8	6.7
Total LiLAC Division	128.5	129.4	(0.9)	(0.7)	2.3
Corporate and other	(1.1)	(0.7)	(0.4)	N.M.	*
Total LiLAC Group	127.4	128.7	(1.3)	(1.0)	2.0
Total	$2,193.1	$2,139.3	$53.8	2.5	6.1

* - Omitted; N.M. - Not Meaningful

	Year ended		Increase		Increase
	December 31,		(decrease)		(decrease)
OCF	2015	2014	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$3,162.1	$3,235.7	$(73.6)	(2.3)	6.3
The Netherlands	1,519.5	857.9	661.6	77.1	(2.0)
Germany	1,502.1	1,678.2	(176.1)	(10.5)	7.1
Belgium	990.3	1,125.0	(134.7)	(12.0)	5.6
Switzerland/Austria	1,040.1	1,056.4	(16.3)	(1.5)	6.0
Total Western Europe	8,214.1	7,953.2	260.9	3.3	4.7
Central and Eastern Europe	474.0	583.0	(109.0)	(18.7)	(2.7)
Central and other	(289.2)	(282.7)	(6.5)	N.M.	*
Total European Operations Division	8,398.9	8,253.5	145.4	1.8	3.7
Corporate and other	(222.6)	(212.0)	(10.6)	(5.0)	*
Intersegment eliminations	—	4.0	(4.0)	N.M.	*
Total Liberty Global Group	8,176.3	8,045.5	130.8	1.6	3.5
LiLAC Group:
LiLAC Division:
Chile	328.1	351.0	(22.9)	(6.5)	6.9
Puerto Rico	167.2	128.9	38.3	29.7	9.9
Total LiLAC Division	495.3	479.9	15.4	3.2	7.9
Corporate and other	(4.3)	(3.1)	(1.2)	N.M.	*
Total LiLAC Group	491.0	476.8	14.2	3.0	7.7
Total	$8,667.3	$8,522.3	$145.0	1.7	3.7

* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-K. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	in millions
Total segment operating cash flow	$2,193.1	$2,139.3	$8,667.3	$8,522.3
Share-based compensation expense	(65.2)	(74.6)	(318.2)	(257.2)
Depreciation and amortization	(1,438.2)	(1,416.1)	(5,825.8)	(5,500.1)
Impairment, restructuring and other operating items, net	(68.4)	(375.3)	(174.1)	(536.8)
Operating income	$621.3	$273.3	$2,349.2	$2,228.2

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at December 31, 2015:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,537.5	$63.3	$2,600.8	$209.6
Virgin Media[3]	14,794.1	159.5	14,953.6	29.5
UPC Holding	6,523.2	24.6	6,547.8	151.1
Unitymedia	7,824.2	703.1	8,527.3	2.2
Ziggo Group Holding	8,012.6	0.3	8,012.9	13.9
Telenet	3,709.0	371.1	4,080.1	301.3
Total Liberty Global Group	43,400.6	1,321.9	44,722.5	707.6
LiLAC Group unrestricted subsidiaries	—	—	—	82.1
VTR Finance	1,400.0	0.3	1,400.3	126.7
Liberty Puerto Rico	933.9	0.6	934.5	65.7
Total LiLAC Group	2,333.9	0.9	2,334.8	274.5
Total	$45,734.5	$1,322.8	$47,057.3	$982.1

Property and Equipment Additions and Capital Expenditures

The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconciles those additions to the capital expenditures that are presented in the attributed statements of cash flows included in Exhibit 99.1 to our 10-K:

Liberty Global Group

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	$233.7	$271.6	$1,057.1	$1,159.3
Scalable infrastructure	223.4	215.8	807.2	711.4
Line extensions	167.4	122.8	493.3	393.0
Upgrade/rebuild	131.0	136.7	519.4	522.1
Support capital & other	333.9	315.1	1,033.2	867.2
Property and equipment additions	1,089.4	1,062.0	3,910.2	3,653.0
Assets acquired under capital-related vendor financing arrangements[4]	(390.9)	(297.4)	(1,481.5)	(975.3)
Assets acquired under capital leases	(16.8)	(20.6)	(106.1)	(127.2)
Changes in current liabilities related to capital expenditures	(91.1)	(153.4)	(50.3)	(89.2)
Capital expenditures[5]	$590.6	$590.6	$2,272.3	$2,461.3

Property and equipment additions as % of revenue	25.4%	24.6%	22.9%	21.4%

LiLAC Group

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	$16.0	$24.5	$111.5	$123.6
Scalable infrastructure	9.1	10.2	36.9	44.2
Line extensions	5.5	4.3	21.0	15.8
Upgrade/rebuild	2.0	2.5	18.0	21.7
Support capital & other	9.7	16.4	39.7	50.9
Property and equipment additions	42.3	57.9	227.1	256.2
Changes in current liabilities related to capital expenditures	15.1	(10.4)	0.1	(33.1)
Capital expenditures	$57.4	$47.5	$227.2	$223.1

Property and equipment additions as % of revenue	13.7%	19.4%	18.7%	21.3%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding, Ziggo Group Holding and Telenet include notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.3 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries. In addition, the $56 million carrying value of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]	Amounts exclude related VAT of $50 million, $39 million, $189 million and $115 million, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2015	2014	2015	2014
	in millions
Consolidated Liberty Global
Net cash provided by operating activities of our continuing operations	$1,546.5	$1,542.7	$5,705.8	$5,612.8
Excess tax benefits from share-based compensation[6]	(0.3)	7.0	26.7	7.0
Cash payments for direct acquisition and disposition costs[7]	14.7	54.4	264.2	79.7
Expenses financed by an intermediary[8]	161.4	6.3	294.2	27.5
Capital expenditures	(648.0)	(638.1)	(2,499.5)	(2,684.4)
Principal payments on amounts financed by vendors and intermediaries	(215.7)	(120.0)	(1,125.4)	(686.9)
Principal payments on certain capital leases	(32.0)	(42.5)	(146.8)	(183.3)
FCF	$826.6	$809.8	$2,519.2	$2,172.4

Liberty Global Group
Net cash provided by operating activities of our continuing operations	$1,441.6	$1,456.6	$5,399.3	$5,323.8
Excess tax benefits from share-based compensation	(0.3)	6.9	23.0	6.9
Cash payments for direct acquisition and disposition costs	14.4	52.0	259.3	75.3
Expenses financed by an intermediary	161.4	6.3	294.2	27.5
Capital expenditures	(590.6)	(590.6)	(2,272.3)	(2,461.3)
Principal payments on amounts financed by vendors and intermediaries	(215.7)	(120.0)	(1,125.4)	(686.9)
Principal payments on certain capital leases	(31.8)	(42.3)	(146.0)	(182.5)
FCF	$779.0	$768.9	$2,432.1	$2,102.8

LiLAC Group
Net cash provided by operating activities of our continuing operations	$104.9	$86.1	$306.5	$289.0
Excess tax benefits from share-based compensation	—	0.1	3.7	0.1
Cash payments for direct acquisition and disposition costs	0.3	2.4	4.9	4.4
Capital expenditures	(57.4)	(47.5)	(227.2)	(223.1)
Principal payments on certain capital leases	(0.2)	(0.2)	(0.8)	(0.8)
FCF	$47.6	$40.9	$87.1	$69.6

______________________________

[6]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated statements of cash flows.

7    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.
8    For purposes of our consolidated statements of cash flows, expenses financed by an intermediary, including VAT, are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary. The inclusion of this adjustment represents a change in our definition of free cash flow that we implemented effective January 1, 2015. The free cash flow reported for the 2014 period has been revised to calculate free cash flow on a basis that is consistent with the new definition.

ARPU per Customer Relationship9
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended Dec. 31,				%	FX-Neutral[10]
	2015		2014		Change	% Change
Liberty Global Consolidated		$44.14		$46.75	(5.6)%	3.6%
Liberty Global Group		€39.68		€36.82	7.8%	3.5%
U.K. & Ireland (Virgin Media)		£48.80		£48.29	1.1%	1.8%
Germany (Unitymedia)		€23.51		€22.04	6.7%	6.7%
Belgium (Telenet)		€51.23		€48.49	5.7%	5.7%
The Netherlands (Ziggo)		€44.97		€44.33	1.4%	1.4%
Other Europe (UPC Holding)		€26.72		€25.33	5.5%	0.7%
LiLAC Group		$55.12		$59.60	(7.5)%	3.4%
Chile (VTR)	CLP	33,382	CLP	32,284	3.4%	3.4%
Puerto Rico		$78.13		$84.33	(7.4)%	(7.4)%

Mobile Statistics11
The following tables provide ARPU per mobile subscriber12 and mobile subscribers13 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended Dec. 31,		%	FX-Neutral
	2015	2014	Change	% Change
Liberty Global Group:
Including interconnect revenue	$21.38	$25.06	(14.7)%	(8.7)%
Excluding interconnect revenue	$17.66	$20.45	(13.6)%	(7.9)%

LiLAC Group:
Including interconnect revenue	$24.91	$25.52	(2.4)%	13.9%
Excluding interconnect revenue	$22.84	$23.18	(1.5)%	15.0%

	Mobile Subscribers
	Dec. 31, 2015	Sept. 30, 2015	Change
Liberty Global Group:
U.K.	3,016,400	3,027,300	(10,900)
Belgium	1,001,200	977,200	24,000
Germany	355,500	349,700	5,800
The Netherlands	186,800	180,900	5,900
Switzerland	32,900	24,800	8,100
Austria	13,000	8,000	5,000
Ireland	7,600	1,100	6,500
Total Western Europe	4,613,400	4,569,000	44,400
Hungary	34,400	24,700	9,700
Poland	7,200	7,900	(700)
Total CEE	41,600	32,600	9,000
Liberty Global Group	4,655,000	4,601,600	53,400
LiLAC Group - Chile	132,000	134,000	(2,000)
Grand Total	4,787,000	4,735,600	51,400
__________________________________________

[9]
Please see page 16 for the definition of ARPU per customer. The amounts for the three months ended December 31, 2014 do not include the impact of the Ziggo acquisition (prior to our ownership) and the Choice acquisition.

[10]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[11]	Please see page 16 for the definition of mobile subscriber.

[12]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[13]
With the exception of the U.K. and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of December 31, 2015 and September 30, 2015, the mobile subscriber count in the U.K. included 755,800 and 808,400 prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 10,900 and 12,000 prepaid mobile subscribers, respectively.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at December 31, 2015, September 30, 2015 and December 31, 2014: 14

	December 31, 2015	September 30, 2015	December 31, 2014	Q4’15 / Q3’15 (% Change)	Q4’15 / Q4’14 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	22,756,100	22,789,100	23,102,300	(0.1%)	(1.5%)
Broadband Internet RGUs	16,798,400	16,572,700	16,133,000	1.4%	4.1%
Telephony RGUs	13,997,600	13,809,400	13,476,400	1.4%	3.9%
Total Liberty Global Group	53,552,100	53,171,200	52,711,700	0.7%	1.6%

Customers
Single-Play Customers	9,777,100	9,937,500	10,248,100	(1.6%)	(4.6%)
Dual-Play Customers	4,316,500	4,216,300	4,200,000	2.4%	2.8%
Triple-Play Customers	11,714,000	11,600,400	11,354,500	1.0%	3.2%
Total Liberty Global Group	25,807,600	25,754,200	25,802,600	0.2%	—%

% of Single-Play Customers	37.9%	38.6%	39.7%	(1.8%)	(4.5%)
% of Dual-Play Customers	16.7%	16.4%	16.3%	1.8%	2.5%
% of Triple-Play Customers	45.4%	45.0%	44.0%	0.9%	3.2%

RGUs per customer relationship	2.08	2.06	2.04	1.0%	2.0%

LiLAC Group
Total RGUs
Video RGUs	1,289,900	1,291,200	1,233,400	(0.1%)	4.6%
Broadband Internet RGUs	1,322,100	1,307,100	1,142,300	1.1%	15.7%
Telephony RGUs	883,900	889,800	854,500	(0.7%)	3.4%
Total LiLAC Group	3,495,900	3,488,100	3,230,200	0.2%	8.2%

Customers
Single-Play Customers	562,300	561,200	482,800	0.2%	16.5%
Dual-Play Customers	372,400	367,400	324,900	1.4%	14.6%
Triple-Play Customers	729,600	730,700	699,200	(0.2%)	4.3%
Total LiLAC Group	1,664,300	1,659,300	1,506,900	0.3%	10.4%

% of Single-Play Customers	33.8%	33.9%	32.0%	(0.3%)	5.6%
% of Dual-Play Customers	22.4%	22.1%	21.6%	1.4%	3.7%
% of Triple-play Customers	43.8%	44.0%	46.4%	(0.5%)	(5.6%)

RGUs per customer relationship	2.10	2.10	2.14	—%	(1.9%)
_____________________________________________

14 The December 31, 2014 amounts do not include the impact of the Choice acquisition.

	Consolidated Operating Data — December 31, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

U.K.	12,908,500	12,891,300	5,115,200	12,732,400	—	3,727,000	—	—	3,727,000	4,694,900	4,310,500
Germany	12,763,800	12,556,500	7,144,700	12,518,700	5,003,800	1,497,100	—	—	6,500,900	3,106,200	2,911,600
The Netherlands(11)	7,023,200	7,009,100	4,090,400	9,728,200	768,000	3,320,500	—	—	4,088,500	3,101,400	2,538,300
Belgium	2,935,700	2,935,700	2,177,500	4,846,300	340,600	1,714,200	—	—	2,054,800	1,570,500	1,221,000
Switzerland(11)	2,195,100	2,194,600	1,351,400	2,567,200	619,600	682,700	—	—	1,302,300	759,900	505,000
Austria	1,372,300	1,372,300	654,600	1,378,600	139,200	363,300	—	—	502,500	484,800	391,300
Ireland	856,500	772,000	497,400	1,094,800	32,100	311,200	—	22,200	365,500	371,200	358,100
Total Western Europe	40,055,100	39,731,500	21,031,200	44,866,200	6,903,300	11,616,000	—	22,200	18,541,500	14,088,900	12,235,800
Poland	2,971,300	2,903,000	1,441,600	2,847,700	240,700	962,200	—	—	1,202,900	1,052,400	592,400
Hungary	1,624,100	1,606,800	1,094,500	2,061,100	170,100	478,600	289,400	—	938,100	588,200	534,800
Romania	2,647,600	2,579,800	1,243,300	2,127,500	290,600	593,200	350,600	—	1,234,400	488,800	404,300
Czech Republic	1,421,800	1,388,500	720,300	1,206,600	107,300	361,400	120,100	—	588,800	456,500	161,300
Slovakia	540,000	517,500	276,700	442,900	36,500	144,100	69,300	500	250,400	123,500	69,000
Total CEE	9,204,800	8,995,600	4,776,400	8,685,800	845,200	2,539,500	829,400	500	4,214,600	2,709,400	1,761,800
Total Liberty Global Group	49,259,900	48,727,100	25,807,600	53,552,000	7,748,500	14,155,500	829,400	22,700	22,756,100	16,798,300	13,997,600

Chile	3,061,500	2,545,100	1,263,400	2,719,000	93,800	932,200	—	—	1,026,000	1,003,100	689,900
Puerto Rico	1,070,700	1,070,700	400,900	776,900	—	263,900	—	—	263,900	319,000	194,000
Total LiLAC Group	4,132,200	3,615,800	1,664,300	3,495,900	93,800	1,196,100	—	—	1,289,900	1,322,100	883,900

Grand Total	53,392,100	52,342,900	27,471,900	57,047,900	7,842,300	15,351,600	829,400	22,700	24,046,000	18,120,400	14,881,500

	Subscriber Variance Table - December 31, 2015 vs. September 30, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

U.K.	162,700	166,500	54,800	126,400	—	900	—	—	900	69,100	56,400
Germany	14,100	18,300	10,400	93,800	(48,600)	34,700	—	—	(13,900)	61,600	46,100
The Netherlands(11)	8,500	8,600	(51,300)	(51,900)	(35,400)	(15,900)	—	—	(51,300)	6,500	(7,100)
Belgium	4,900	4,900	(2,500)	25,800	(15,600)	10,700	—	—	(4,900)	13,700	17,000
Switzerland(11)	600	600	(29,400)	(26,500)	(27,300)	(1,900)	—	—	(29,200)	200	2,500
Austria	6,600	6,600	4,400	13,400	(2,100)	600	—	—	(1,500)	5,600	9,300
Ireland	2,800	7,700	(6,200)	(10,000)	(1,200)	(7,200)	—	(1,700)	(10,100)	(100)	200
Total Western Europe	200,200	213,200	(19,800)	171,000	(130,200)	21,900	—	(1,700)	(110,000)	156,600	124,400
Poland	103,000	105,600	26,100	63,700	(9,000)	25,800	—	—	16,800	32,900	14,000
Hungary	22,100	21,300	7,800	37,200	(12,400)	17,200	3,700	—	8,500	11,700	17,000
Romania	76,400	88,400	36,500	88,700	100	12,800	24,300	—	37,200	17,800	33,700
Czech Republic	10,200	33,900	2,200	12,900	8,500	(100)	1,400	—	9,800	4,800	(1,700)
Slovakia	20,500	21,100	600	7,300	2,700	600	1,400	—	4,700	1,800	800
Total CEE	232,200	270,300	73,200	209,800	(10,100)	56,300	30,800	—	77,000	69,000	63,800
Total Liberty Global Group	432,400	483,500	53,400	380,800	(140,300)	78,200	30,800	(1,700)	(33,000)	225,600	188,200

Chile	26,600	27,100	3,600	200	(3,700)	3,500	—	—	(200)	9,500	(9,100)
Puerto Rico	2,500	2,500	1,400	7,600	—	(1,100)	—	—	(1,100)	5,500	3,200
Total LiLAC Group	29,100	29,600	5,000	7,800	(3,700)	2,400	—	—	(1,300)	15,000	(5,900)

Grand Total	461,500	513,100	58,400	388,600	(144,000)	80,600	30,800	(1,700)	(34,300)	240,600	182,300

Organic Change Summary:
U.K.	125,800	129,600	54,800	126,400	—	900	—	—	900	69,100	56,400
Germany	14,100	18,300	10,400	93,800	(48,600)	34,700	—	—	(13,900)	61,600	46,100
The Netherlands	8,500	8,600	(51,300)	(51,900)	(35,400)	(15,900)	—	—	(51,300)	6,500	(7,100)
Belgium	4,900	4,900	(2,500)	25,800	(15,600)	10,700	—	—	(4,900)	13,700	17,000
Other Europe	189,600	234,800	8,800	141,700	(53,600)	34,600	30,800	(1,700)	10,100	56,700	74,900
Total Liberty Global Group	342,900	396,200	20,200	335,800	(153,200)	65,000	30,800	(1,700)	(59,100)	207,600	187,300
Chile	26,600	27,100	3,600	200	(3,700)	3,500	—	—	(200)	9,500	(9,100)
Puerto Rico	2,500	2,500	1,400	7,600	—	(1,100)	—	—	(1,100)	5,500	3,200
Total LiLAC Group	29,100	29,600	5,000	7,800	(3,700)	2,400	—	—	(1,300)	15,000	(5,900)
Total Organic Change	372,000	425,800	25,200	343,600	(156,900)	67,400	30,800	(1,700)	(60,400)	222,600	181,400

Q4 2015 Adjustments:
Q4 2015 U.K. adjustments	36,900	36,900	—	—	—	—	—	—	—	—	—
Q4 2015 Acquisitions - Poland	16,400	15,000	19,200	27,200	1,500	12,400	—	—	13,900	12,400	900
Q4 2015 Acquisitions - Romania	30,900	30,900	14,000	17,800	11,400	800	—	—	12,200	5,600	—
Q4 2015 Hungary adjustments	5,300	4,500	—	—	—	—	—	—	—	—	—
Net Adjustments	89,500	87,300	33,200	45,000	12,900	13,200	—	—	26,100	18,000	900

Net Adds (Reductions)	461,500	513,100	58,400	388,600	(144,000)	80,600	30,800	(1,700)	(34,300)	240,600	182,300

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our December 31, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 133,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 53,000 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 100,000 subscribers who have requested and received this service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 41,300 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 57,200 subscribers who have requested and received this service.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At December 31, 2015, Switzerland’s partner networks account for 139,500 Customer Relationships, 284,400 RGUs, 104,400 Enhanced Video Subscribers, 106,600 Internet Subscribers, and 73,400 Telephony Subscribers.

Additional General Notes to Tables:

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.